As filed with the Securities and Exchange Commission on March 31, 2017.

Registration No. 333-_________

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

_____________________________

FORM S-8

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

____________________________

BANCO BILBAO VIZCAYA ARGENTARIA, S.A.

(Exact name of registrant as specified in its charter)

Kingdom of Spain	13-3491492
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

Plaza de San Nicolás, 4 48005 Bilbao, Spain (Address of Principal Executive Offices)

____________________________

Share Remuneration Plan for BBVA Group Management and Certain Risk Functions in the United States

BBVA Compass Bancshares, Inc. Local Directors Compensation and Business Development Plan

(Full title of plan)

____________________________

Diego Crasny Zyman

Banco Bilbao Vizcaya Argentaria, S.A.

New York Branch

1345 Avenue of the Americas, 45th Fl

New York, NY 10105

(Name and address of agent for service)

(212) 728-1660

(Telephone number, including area code, of agent for service)

____________________________

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☒	Accelerated filer ☐

Non-accelerated filer ☐	Smaller reporting company ☐

(Do not check if a smaller reporting company)

____________________________

CALCULATION OF REGISTRATION FEE

Title of Securities to be registered (1)	Amount to be registered (2)	Proposed maximum offering price per share (3)	Proposed maximum aggregate offering price (3)	Amount of registration fee
Ordinary shares, nominal value €0.49 per share	5,200,000 shares	$7.72	$40,144,000	$4,652.69

(1)	American Depositary Shares, evidenced by American Depositary Receipts, issuable upon deposit of the ordinary shares registered hereby (the “BBVA ADS”), have been registered under separate registration statements on Form F-6 (Registration No. 333-11920 and 333-142862). Each BBVA ADS represents one ordinary share.
(2)	Represents 4,950,000 ordinary shares reserved for awards of BBVA ADSs under the Share Remuneration Plan for BBVA Group Management and Certain Risk Functions in the United States and 250,000 ordinary shares reserved for awards of BBVA ADSs under the BBVA Compass Bancshares, Inc. Local Directors Compensation and Business Development Plan. The BBVA ADSs to be awarded under such plans will be acquired in open market purchases or in private transactions. In addition, in accordance with Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall be deemed to include such additional ordinary shares as may be offered to prevent dilution resulting from stock splits, stock dividends or similar transactions pursuant to the provisions of the plan covered hereby.
(3)	Pursuant to Rule 457(h)(1) and Rule 457(c) under the Securities Act, the proposed maximum offering price per share and the proposed maximum aggregate offering price are estimated solely for the purpose of calculating the registration fee and are based on the average of the high and low prices of BBVA ADSs on the New York Stock Exchange on March 29, 2017.

EXPLANATORY NOTE

Banco Bilbao Vizcaya Argentaria, S.A. (the “Registrant”) filed a Registration Statement on Form S-8 on February 11, 2008 (Registration No. 333-149157) (the “First Registration Statement”) to register under the Securities Act of 1933, as amended (the “Securities Act”), 1,706,004 ordinary shares, nominal value €0.49 per share (“Ordinary Shares”), of which 1,320,911 of such Ordinary Shares are reserved for awards of BBVA ADSs pursuant to the Amended and Restated Restricted Share and Unit Plan of BBVA Compass Bancshares, Inc. (formerly entitled the 2007 Restricted Share and Unit Plan of Compass Bancshares, Inc.) and 385,093 of such Ordinary Shares are reserved for awards of BBVA ADSs pursuant to the BBVA Compass Bancshares, Inc. Local Directors Compensation and Business Development Plan (formerly entitled the Compass Bancshares, Inc. Local Directors Compensation and Business Development Plan).

On November 23, 2009, the Compensation Committee of the Board of Directors of Compass Bancshares, Inc. (now known as BBVA Compass Bancshares, Inc.) voted (i) to revise the Amended and Restated Restricted Share and Unit Plan of Compass Bancshares, Inc. to provide that certain additional U.S. employees and officers of the Registrant and its subsidiaries may participate in awards thereunder and (ii) to increase the amount of Ordinary Shares registered under the Securities Act by 1,842,916 Ordinary Shares (the “First Additional Shares”) for purposes of reserving (A) 1,692,916 First Additional Shares for awards of BBVA ADSs in connection with three incentive programs to be made under the Amended and Restated Restricted Share and Unit Plan of Compass Bancshares, Inc. and (B) 150,000 First Additional Shares for awards of BBVA ADSs under the BBVA Compass Bancshares, Inc. Local Directors Compensation and Business Development Plan. Such 1,842,916 First Additional Shares were registered by the Registrant on a Registration Statement on Form S-8 on December 18, 2009 (Registration No. 333-163816) (the “Second Registration Statement”).

On May 20, 2010, the Compensation and Benefits Committee of the Board of Directors of Compass Bancshares, Inc. (now known as BBVA Compass Bancshares, Inc.) (formerly the Compensation Committee of the Board of Directors of Compass Bancshares, Inc.) voted to increase the amount of Ordinary Shares registered under the Securities Act by 1,372,788 Ordinary Shares (the “Second Additional Shares”) for purposes of reserving all of such Second Additional Shares for awards of BBVA ADSs in connection with three incentive programs to be made under the Amended and Restated Restricted Share and Unit Plan of BBVA Compass Bancshares, Inc. (formerly entitled the 2007 Restricted Share and Unit Plan of Compass Bancshares, Inc.). Such 1,372,788 Second Additional Shares were registered by the Registrant on a Registration Statement on Form S-8 on June 8, 2010 (Registration No. 333-167389) (the “Third Registration Statement”).

On November 15, 2011, the Compensation and Benefits Committee of the Board of Directors of BBVA Compass Bancshares, Inc. voted (i) to adopt the Amended and Restated Restricted Share and Unit Plan of BBVA Compass Bancshares, Inc. to provide for the registration under the Securities Act of an additional 235,000 Ordinary Shares for purposes of awards of BBVA ADSs in connection with an incentive program primarily for selected U.S. non-executive management employees and officers of Registrant or its direct or indirect subsidiaries and (ii) to adopt the Share Remuneration Plan for BBVA Group Management and Certain Risk Functions in the United States to provide for the registration under the Securities Act of an additional 2,218,800 Ordinary Shares for purposes of awards of BBVA ADSs in connection with an incentive program for selected U.S. managers and certain other identified U.S. personnel who are not EMT members but whose activities are considered to have a material impact on the company’s risk profile or who are engaged in certain control functions, pursuant to the system of variable remuneration adopted by the Registrant's shareholders at its meeting held on March 11, 2011 (altogether, the “Third Additional Shares”). Such 2,453,800 Third Additional Shares were registered by the Registrant on a Registration Statement on Form S-8 on November 25, 2011 (Registration No. 333-178186) (the “Fourth Registration Statement”).

On November 20, 2012, the Compensation and Benefits Committee of the Board of Directors of BBVA Compass Bancshares, Inc. voted to increase the amount of Ordinary Shares registered under the Securities Act by 2,759,000 Ordinary Shares (the “Fourth Additional Shares”) for purposes of reserving (i) 2,459,000 of such Fourth Additional Shares for awards of BBVA ADSs under the Share Remuneration Plan for BBVA Group Management and Certain Risk Functions in the United States, and (ii) 300,000 of such Fourth Additional Shares for awards of BBVA ADSs under the BBVA Compass Bancshares, Inc. Local Directors Compensation and Business Development Plan (formerly entitled the Compass Bancshares, Inc. Local Directors Compensation and Business Development Plan). Such 2,759,000 Fourth Additional Shares were registered by the Registrant on a Registration Statement on Form S-8 on December 18, 2012 (Registration No. 333-185538) (the “Fifth Registration Statement”).

On September 18, 2013, the Compensation and Benefits Committee of the Board of Directors of BBVA Compass Bancshares, Inc. voted to increase the amount of Ordinary Shares registered under the Securities Act by 1,311,397 Ordinary Shares (the “Fifth Additional Shares”) for purposes of reserving (i) 1,061,397 of such Fifth Additional Shares for awards of BBVA ADSs under the Share Remuneration Plan for BBVA Group Management and Certain Risk Functions in the United States and (ii) 250,000 of such Fifth Additional Shares for awards of BBVA ADSs under the BBVA Compass Bancshares, Inc. Local Directors Compensation and Business Development Plan. Such 1,311,397 Fifth Additional Shares were registered by the Registrant on a Registration Statement on Form S-8 on October 8, 2013 (Registration No. 333-191625) (the “Sixth Registration Statement”).

On October 27, 2014, the Compensation and Benefits Committee of the Board of Directors of BBVA Compass Bancshares, Inc. voted to increase the amount of Ordinary Shares registered under the Securities Act by 2,225,315 Ordinary Shares (the “Sixth Additional Shares”) for purposes of reserving (i) 1,975,315 of such Sixth Additional Shares for awards of BBVA ADSs under the Share Remuneration Plan for BBVA Group Management and Certain Risk Functions in the United States and (ii) 250,000 of such Sixth Additional Shares for awards of BBVA ADSs under the BBVA Compass Bancshares, Inc. Local Directors Compensation and Business Development Plan. Such 2,225,315 Sixth Additional Shares were registered by the Registrant on a Registration Statement on Form S-8 on November 4, 2014 (Registration No. 333-199835) (the “Seventh Registration Statement”).

On December 17, 2015, the Compensation and Benefits Committee of the Board of Directors of BBVA Compass Bancshares, Inc. voted to increase the amount of Ordinary Shares registered under the Securities Act by 2,000,000 Ordinary Shares (the “Seventh Additional Shares”) for purposes of reserving 2,000,000 of such Seventh Additional Shares for awards of BBVA ADSs under the Share Remuneration Plan for BBVA Group Management and Certain Risk Functions in the United States. Such 2,000,000 Seventh Additional Shares were registered by the Registrant on a Registration Statement on Form S-8 on December 23, 2015 (Registration No. 333-208728) (the “Eighth Registration Statement”).

On March 28, 2017, the Compensation and Benefits Committee of the Board of Directors of BBVA Compass Bancshares, Inc. voted to increase the amount of Ordinary Shares registered under the Securities Act by 5,200,000 Ordinary Shares (the “Eighth Additional Shares”) for purposes of reserving (i) 4,950,000 of such Eighth Additional Shares for awards of BBVA ADSs under the Share Remuneration Plan for BBVA Group Management and Certain Risk Functions in the United States and (ii) 250,000 of such Eighth Additional Shares for awards of BBVA ADSs under the BBVA Compass Bancshares, Inc. Local Directors Compensation and Business Development Plan.

Following such increases, an aggregate of 4,621,615 Ordinary Shares are reserved for awards of BBVA ADSs under the Amended and Restated Restricted Share and Unit Plan of BBVA Compass Bancshares, Inc., an aggregate of 14,664,512 Ordinary Shares are reserved for awards of BBVA ADSs under the Share Remuneration Plan for BBVA Group Management and Certain Risk Functions in the United States, and an aggregate of 1,585,093 Ordinary Shares are reserved for awards of BBVA ADSs under the BBVA Compass Bancshares, Inc. Local Directors Compensation and Business Development Plan. The Registrant is filing this Registration Statement (this “Registration Statement”) pursuant to and in accordance with General Instruction E of Form S-8 to register such Eighth Additional Shares.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

Pursuant to General Instruction E of Form S-8, the Registrant hereby incorporates by reference the First Registration Statement, the Second Registration Statement, the Third Registration Statement, the Fourth Registration Statement, the Fifth Registration Statement, the Sixth Registration Statement, the Seventh Registration Statement, and the Eighth Registration Statement except as the same may be modified by the information set forth in this Registration Statement.

The following documents filed by the Registrant with the Securities and Exchange Commission (the “Commission”) are hereby incorporated by reference in this Registration Statement:

(a)	The Registrant’s Annual Report on Form 20-F for the fiscal year ended December 31, 2016, as filed with the Commission on March 31, 2017 (File No. 001-10110);

(b)	All reports filed by the Registrant pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), since December 31, 2016, the end of the fiscal year covered by the Registrant’s latest annual report referred to in (a) above; and

(c)	The description of the Registrant’s ordinary shares and the description of the BBVA ADSs included under the captions “Description of BBVA Ordinary Shares” and “Description of BBVA American Depositary Shares”, respectively, of the Prospectus dated July 28, 2016, included in the Registrant’s Registration Statement on Form F-3 as filed with the Commission on July 28, 2016 (Registration No. 333-212729).

All documents filed and, to the extent indicated therein, furnished by the Registrant subsequent to the date of this Registration Statement pursuant to Sections 13(a), 13(c), 14 and 15(d), as applicable, of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all such securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

Any statement in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 8. Exhibits.

The following exhibits are filed with this Registration Statement:

Exhibit No.	Description

4.1	Amended and Restated Bylaws (Estatutos) of Banco Bilbao Vizcaya Argentaria, S.A. (English translation). (*)

4.2	Amended and Restated Share Remuneration Plan for BBVA Group Management and Certain Risk Functions in the United States.

4.3	Form of Amendment Number Five to the BBVA Compass Bancshares, Inc. Local Directors Compensation and Business Development Plan.

5	The BBVA ADSs awarded to participants under the Share Remuneration Plan for BBVA Group Management and Certain Risk Functions in the United States and the BBVA Compass Bancshares, Inc. Local Directors Compensation and Business Development Plan will be acquired in open market purchases at prevailing market prices or in private transactions. Because such purchases do not involve the issuance by the Registrant of any new ordinary shares and because such plans are not subject to ERISA, an opinion of counsel is not included with this Registration Statement.

23	Consent of Deloitte, S.L.

24	Power of Attorney (included in signature page).

(*) Incorporated by reference to Exhibit 1.1 of Banco Bilbao Vizcaya Argentaria, S.A.’s Annual Report on Form 20-F for the year ended December 31, 2016.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Madrid on the 31st day of March, 2017.

BANCO BILBAO VIZCAYA ARGENTARIA, S.A.

By:	/s/ Ricardo Forcano García
Name:	Ricardo Forcano García
Title:	Chief of Talent & Culture

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS that each of the individuals whose signature appears below (whether as a member of the Board of Directors or officer of Banco Bilbao Vizcaya Argentaria, S.A., or both, as authorized representative of Banco Bilbao Vizcaya Argentaria, S.A. or otherwise) constitutes and appoints Ricardo Forcano García, Onur Genç and Diego Crasny Zyman, and each of them, his or her true and lawful attorneys-in-fact and agents, with full and several power of substitution, for him or her in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including without limitation post-effective amendments) and supplements to this Registration Statement on Form S-8, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agents or any of them, or their substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Position	Date

/s/ Francisco González Rodríguez	Group Executive Chairman	March 31, 2017
Francisco González Rodríguez

/s/ Carlos Torres Vila	Chief Executive Officer	March 31, 2017
Carlos Torres Vila

/s/ Tomás Alfaro Drake	Director	March 31, 2017
Tomás Alfaro Drake

/s/ José Miguel Andrés Torrecillas	Director	March 31, 2017
José Miguel Andrés Torrecillas

/s/ José Antonio Fernández Rivero	Director	March 31, 2017
José Antonio Fernández Rivero

/s/ Belén Garijo López	Director	March 31, 2017
Belén Garijo López

/s/ José Manuel González-Páramo Martínez Murillo	Director	March 31, 2017
José Manuel González-Páramo Martínez Murillo

/s/ Sunir Kumar Kapoor	Director	March 31, 2017
Sunir Kumar Kapoor

/s/ Carlos Loring Martínez de Irujo	Director	March 31, 2017
Carlos Loring Martínez de Irujo

/s/ Lourdes Máiz Carro	Director	March 31, 2017
Lourdes Máiz Carro

/s/ José Maldonado Ramos	Director	March 31, 2017
José Maldonado Ramos

/s/ Juan Pi Llorens	Director	March 31, 2017
Juan Pi Llorens

/s/ Susana Rodríguez Vidarte	Director	March 31, 2017
Susana Rodríguez Vidarte

/s/ James Andrew Stott	Director	March 31, 2017
James Andrew Stott

/s/ Jaime Sáenz de Tejada Pulido	Head of Finance	March 31, 2017
Jaime Sáenz de Tejada Pulido

/s/ Ricardo Gómez Barredo	Head of Accounting and Supervisors	March 31, 2017
Ricardo Gómez Barredo

/s/ Diego Crasny Zyman	Authorized Representative of Banco	March 31, 2017
Diego Crasny Zyman	Bilbao Vizcaya Argentaria, S.A. in the United States

EXHIBIT INDEX

Exhibit No.	Description

4.1	Amended and Restated Bylaws (Estatutos) of Banco Bilbao Vizcaya Argentaria, S.A. (English translation). (*)

4.2	Amended and Restated Share Remuneration Plan for BBVA Group Management and Certain Risk Functions in the United States.

4.3	Form of Amendment Number Five to the BBVA Compass Bancshares, Inc. Local Directors Compensation and Business Development Plan.

5	The BBVA ADSs awarded to participants under the Share Remuneration Plan for BBVA Group Management and Certain Risk Functions in the United States, and the BBVA Compass Bancshares, Inc. Local Directors Compensation and Business Development Plan will be acquired in open market purchases at prevailing market prices or in private transactions. Because such purchases do not involve the issuance by the Registrant of any new ordinary shares and because such plans are not subject to ERISA, an opinion of counsel is not included with this Registration Statement.

23	Consent of Deloitte, S.L.

24	Power of Attorney (included in signature page).

(*)  Incorporated by reference to Exhibit 1.1 of Banco Bilbao Vizcaya Argentaria, S.A.’s Annual Report on Form 20-F for the year ended December 31, 2016.